Exhibit 99.1

Ameriprise Financial, Inc.
Ameriprise Financial Center
Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

First Quarter 2008 Results

Net income per diluted share increases 21 percent for the quarter, including $0.22 of non-recurring separation costs in the first quarter of 2007

Earnings per diluted share decreases 9 percent for the quarter, to $0.82, compared to adjusted earnings in the first quarter of 2007

New $1.5 billion share repurchase authorization announced

MINNEAPOLIS – April 22, 2008 – Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $191 million for the quarter ended March 31, 2008. The results represent a 16 percent increase from net income of $165 million in the prior-year quarter, which included $55 million in after-tax non-recurring separation costs.

Net income per diluted share for the quarter was $0.82, a 21 percent increase compared with the prior-year period. Excluding $0.22 of non-recurring separation costs in the first quarter of 2007, earnings per share declined 9 percent.

Net revenues increased 3 percent to $2.1 billion in the first quarter of 2008, primarily reflecting 10 percent growth in management and financial advice fees, partially offset by lower net revenues from certificates and fixed annuities.

Return on equity for the 12 months ended March 31, 2008 was 10.9 percent, an increase from 8.6 percent for the 12 months ended March 31, 2007. Excluding separation costs, return on equity was 12.2 percent for both 12-month periods. During the first quarter of 2008, we repurchased 5.2 million shares of our common stock for $270 million.

We also announced today that our board of directors authorized an additional repurchase of up to $1.5 billion of our common stock over the next two years. Since 2006, we have purchased $1.7 billion of our common stock.

“We were impacted by the difficult market environment in the first quarter, which is clearly reflected in our financial results,” said Jim Cracchiolo, chairman and chief executive officer. “However, we are comfortable with our underlying operating results. Our balance sheet, risk management and liquidity position remain strong. We are investing for growth while managing expenses to maintain margins.”

First Quarter 2008 Summary

Management believes that the presentation of adjusted financial measures best reflects the underlying performance of our 2007 operations as it excludes non-recurring separation costs. This presentation is consistent with the non-GAAP financial information presented in our Annual Report on Form 10-K for year-end 2007, filed on February 29, 2008 with the Securities and Exchange Commission.

Ameriprise Financial, Inc.
First Quarter Summary

			%	Per Diluted Share		%
(in millions, unaudited)	2008	2007	Change	2008	2007	Change

Net income	$191	$165	16%	$0.82	$0.68	21%
Add: Separation costs, after-tax (1)	—	55	#	—	0.22	#

Adjusted earnings, after-tax	$191	$220	(13)%	$0.82	$0.90	(9)%

(1) After-tax for this non-GAAP presentation is calculated using the statutory tax rate of 35%.

#  Variance of 100% or greater.

Included in consolidated net income for the first quarter of 2008 were $16 million, or $0.07 per share, in after-tax net realized investment losses, primarily driven by $20 million in after-tax impairments of three Alt-A mortgage-backed securities. This loss compares to $6 million, or $0.02 per share, in after-tax realized investment gains in the first quarter of 2007. After-tax amounts are calculated using the statutory tax rate of 35 percent.

Our first quarter 2008 results included a number of impacts from equity market declines. Significant items for the quarter are referenced below and discussed within the release. Combined, these items negatively impacted first quarter earnings by $0.23 per share in the first quarter of 2008, compared to a $0.06 per share benefit in the first quarter of 2007.

•                  Declines in management fees as well as increased amortization of deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) impacted results by $32 million after tax, or $0.14 per share.

•                  Other market impacts included increased living benefit expenses (net of hedges and DAC), losses in equity sensitive investments, lower short-term interest rates on our cash positions, and a benefit from the adoption of Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (SFAS 157). These impacts resulted in a net loss of $21 million after-tax, or $0.09 per share.

Of this $0.23 per share market impact, only $0.09 per share, related to lower asset levels and lower short-term interest rates, would be expected to continue if markets remain at current levels.

In addition to the market impacts, exceptional tax adjustments in the first quarter of 2008 increased earnings by $38 million, or $0.16 per share.

In total, the negative impact of net realized investment losses and declining markets combined with the benefit from the exceptional tax adjustments resulted in a $0.14 negative impact to earnings per share in the first quarter of 2008 compared to a $0.08 per share benefit in the prior-year quarter. A detailed schedule of this impact is included at the end of this release.

First Quarter 2008 Business Highlights

Our results reflect the impact of the difficult market environment on asset levels and client activity in the quarter as well as strength of our business model.

•                  Despite market-related decreases in client activity, mass affluent and affluent client retention remained strong.

•                  Year-over-year improvement in advisor productivity contributed to 3 percent growth in advisor-related revenues.

•                  Franchisee advisor retention increased to 94 percent with total franchisee advisors growing 3 percent to 7,809.

•                  Owned, managed and administered assets decreased 5 percent year-over-year to $451 billion as of March 31, 2008, reflecting market declines and Threadneedle institutional outflows, partially offset by continued net inflows into wrap accounts and variable annuities.

•                  Wrap account total ending assets increased 10 percent to $90 billion, including $1.4 billion of net inflows during the quarter partially offset by market depreciation.

•                  Variable annuity total ending balances increased 6 percent to $54 billion, including $0.9 billion in net inflows during the quarter. Overall annuity net inflows of $0.3 billion during the quarter were impacted by continued net outflows from fixed annuities.

•                  Threadneedle institutional net outflows of $2.6 billion during the quarter were primarily driven by outflows from lower-margin Zurich assets.

•                  RiverSource Funds ending assets declined 2 percent to $80 billion due to net outflows of $0.6 billion and market depreciation.

•                  Threadneedle received two 2008 Lipper awards in the large category for Best Overall Group and Best U.K. Equity Group. In addition, RiverSource Funds re-branded Threadneedle-managed funds to introduce the brand in the United States and highlight the multi-office structure of our asset management group.

•                  Life insurance inforce increased 6 percent year-over-year to $189 billion.

•                  We launched our first branded payment cards with MasterCard Worldwide—providing clients with a suite of credit and debit products.

•                  Our capital position, balance sheet and asset quality remained strong, and we continued to benefit from our approach to enterprise risk management.

•                  We maintained substantial liquidity and have more than $1 billion of excess capital. Our excess capital position increased from the prior-year period.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Quarter Ended March 31,		%
(in millions, unaudited)	2008	2007	Change
Revenues
Management and financial advice fees	$791	$722	10%
Distribution fees	433	418	4
Net investment income	460	532	(14)
Premiums	265	257	3
Other revenues	157	167	(6)
Total revenues	2,106	2,096	—
Banking and deposit interest expense	20	69	(71)
Total net revenues	2,086	2,027	3

Expenses
Distribution expenses	541	478	13
Interest credited to fixed accounts	178	217	(18)
Benefits, claims, losses and settlement expenses	407	251	62
Amortization of deferred acquisition costs	154	134	15
Interest and debt expense	26	29	(10)
General and administrative expense	585	617	(5)
Total expenses before separation costs	1,891	1,726	10
Pretax income before separation costs(1)	195	301	(35)
Income tax provision before tax benefit attributable to separation costs(1)	4	81	(95)
Income before separation costs(1)	191	220	(13)

Separation costs, after-tax(1)	—	55	#

Net income	$191	$165	16%

Weighted average common shares outstanding:
Basic	228.4	240.7
Diluted	231.5	244.1

(1)      For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%.

# Variance of 100% or greater.

First Quarter 2008 Consolidated Results

Net income grew 16 percent year-over-year to $191 million. Excluding $55 million in non-recurring after-tax separation costs in the first quarter of 2007, earnings declined 13 percent.

Total net revenues rose 3 percent, or $59 million, to $2.1 billion, reflecting continued growth in management and financial advice fees driven by asset inflows partially offset by market depreciation of assets. Declines in net investment income were driven by lower certificate and fixed annuity balances and net realized losses, which were partially offset by higher investment income from variable annuity-related hedges.

Management and financial advice fees grew 10 percent, or $69 million, to $791 million, reflecting continued success in growing assets and generating financial planning fee revenue.

•                  Wrap account balances grew 10 percent, increasing management and financial advice fees in the Advice & Wealth Management segment by $61 million, or 20 percent.

•                  Variable annuity balances grew 6 percent, resulting in an increase in fees in the Annuities segment of $11 million, or 10 percent.

•                  Asset Management segment management and financial advice fees were impacted by market depreciation and were essentially flat.

Distribution fees increased 4 percent, or $15 million, to $433 million, primarily driven by net inflows in wrap accounts and variable annuities. Within the Advice & Wealth Management segment, distribution fees declined primarily as a result of lower cash sales.

Net investment income decreased 14 percent, or $72 million, to $460 million, primarily due to lower fixed annuity and certificate balances; declines of $36 million in other investment income, which included owned hedge fund and seed money investments; and $24 million in net realized investment losses. These declines were partially offset by living benefit hedge-related income.

•                  Advice & Wealth Management segment net investment income declined $56 million, or 52 percent, primarily due to the impact of hedges for stock market certificates as well as lower certificate balances.

•                  Asset Management segment net investment income declined $21 million, due primarily to losses on seed money and other investments.

•                  Annuities segment net investment income increased $12 million, or 4 percent, primarily due to increased income from variable annuity-related hedges, partially offset by declines in fixed annuity account balances, net realized investment losses and hedges related to equity indexed annuities.

Premiums increased 3 percent, or $8 million, to $265 million, primarily due to volume-related business growth. Protection segment premium growth of 5 percent, or $11 million, was driven by a 6 percent year-over-year increase in Auto & Home policy counts.

Other revenues declined 6 percent, or $10 million, to $157 million, due to the decline in revenues from certain limited partnerships consolidated under EITF 04-5. These partnerships had corresponding expense impacts primarily in the general and administrative expense line. This was partially offset by growth in cost-of-insurance fees for variable universal life/universal life insurance and increased revenue from variable annuity guarantee benefit riders.

Banking and deposit interest expense declined 71 percent, or $49 million, to $20 million, primarily due to lower crediting rates on certificate and banking products.

Expenses

Consolidated expenses before separation costs increased 10 percent, or $165 million, to $1.9 billion, as a result of business activity, the impact of market volatility on variable annuity living benefit riders and higher amortization of DAC.

Distribution expenses increased 13 percent, or $63 million, to $541 million, primarily driven by higher sales compensation due to faster growth in our franchisee advisor platform, as well as product mix shift.

Interest credited to fixed accounts decreased 18 percent, or $39 million, to $178 million, due to ongoing declines in fixed annuity balances and lower crediting rates on equity indexed annuities.

Benefits, claims, losses and settlement expenses increased 62 percent, or $156 million, to $407 million. This increase was largely due to a $118 million increase in first quarter 2008 expenses from the mark-to-market of variable annuity living benefit riders, compared to a $28 million decline in the prior-year period. Protection segment benefit expenses increased 4 percent, or $8 million, primarily due to higher volume-related Auto & Home claims and reserves.

Amortization of DAC rose 15 percent, or $20 million, to $154 million. The impact of the equity market decline during the quarter lowered estimated gross profit for future periods, which resulted in an additional $24 million of DAC amortization compared to a $2 million benefit in the first quarter of 2007.

General and administrative expense decreased 5 percent, or $32 million, to $585 million, reflecting cost controls, lower legal and regulatory expenses and a decline in expenses from certain limited partnerships consolidated under EITF 04-5, which had corresponding revenue offsets. These declines were partially offset by increased expenses from technology enhancements.

Taxes

The effective tax rate was 2.1 percent for the quarter, down from 23.6 percent in the prior-year period, primarily due to $38 million of exceptional tax adjustments. We expect our full-year 2008 tax rate to be in the 20-22 percent range, or 24-26 percent for the remaining three quarters of 2008 and for full-year 2009.

Segment Financial Highlights

Our segment results reflect both the difficult market environment and our efforts to control expenses while investing for growth. Detailed schedules of the market impact are included at the end of this release. Segment results do not include income taxes.

Advice & Wealth Management pretax income grew 14 percent, or $8 million, to $64 million, primarily driven by growth in wrap products, as continued net inflows were partially offset by market declines. We also generated pretax margin improvements primarily driven by re-engineering resulting in increased advisor productivity.

Asset Management pretax income declined 61 percent, or $28 million, to $18 million, primarily reflecting $10 million in losses on seed money investments in the quarter. In addition, market declines on asset values negatively impacted revenues. Expenses remained well controlled, and we continue to invest in expanding our distribution capabilities.

Annuities pretax income declined 64 percent, or $76 million, to $42 million. The current quarter reflects a $25 million negative market impact on variable annuity DAC and DSIC amortization and $20 million in net realized  investment losses. Our living benefit hedging performed well with negative impacts mostly offset by the benefit of implementation of SFAS 157. Growth in variable annuity account values were offset by continued outflows in fixed annuities.

Protection pretax income declined 15 percent, or $18 million, to $102 million, due to a $17 million increase in amortization of DAC. We also had an $8 million benefit expense increase primarily due to higher volume-related Auto & Home claims and reserves.

Corporate & Other pretax loss before separation costs improved $8 million, to $31 million, which reflected our continued focus on expense management.

Balance Sheet and Capital

We continued to maintain a strong, high quality balance sheet. During the first quarter of 2008, we repurchased 5.2 million shares of our common stock for $270 million, essentially completing our third share repurchase authorization. In addition, the board of directors of Ameriprise Financial announced a new authorization for up to $1.5 billion through April 23, 2010.

We ended the quarter with more than $1 billion in excess capital. The weighted average diluted share count at March 31, 2008 was 231.5 million compared to 244.1 million as of March 31, 2007.

Our commitment to maintaining the safety and soundness of our balance sheet is reflected in substantial liquidity, a high quality investment portfolio, low financial leverage and our continuing actions to manage risk exposures appropriately.

•                  We recognized $24 million in pretax net realized investment losses, primarily due to other than temporary impairments to fair value of three Alt-A mortgage-backed securities. We’re comfortable with the valuation of our subprime and Alt-A positions and continue to monitor our portfolio as credit markets evolve.

•                  Cash and cash equivalents were approximately $3.9 billion at March 31, 2008.

•                  Unrealized net investment losses in the Available-for-Sale investment portfolio were $0.5 billion at quarter end, up from $0.2 billion at the end of the first quarter of 2007.

•                  The debt-to-capital ratio as of March 31, 2008 was 21.0 percent. The debt-to-capital ratio excluding non-recourse debt and with 75 percent equity credit for the hybrid securities was 17.0 percent. For the first quarter of 2008, the ratio of earnings to fixed charges was 6.2 times. Excluding interest on non-recourse debt, the ratio of earnings to fixed charges was also 6.2 times.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Kathryn Koessel	Benjamin Pratt
Ameriprise Financial	Ameriprise Financial
612.678.7610	612.678.5881
kathryn.c.koessel@ampf.com	benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc., is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent. For more information, visit ameriprise.com.

RiverSource mutual funds are distributed by RiverSource Distributors, Inc. and Ameriprise Financial Services, Inc. Members FINRA and managed by RiverSource Investments, LLC. For complete mutual fund ranking data and other important disclosures please refer to Exhibit A “RiverSource Mutual Fund Performance and Lipper Ranking” in the First Quarter 2008 Statistical Supplement available at ir.ameriprise.com.

The Threadneedle group of companies constitutes the Ameriprise Financial international investment platform. The group consists of wholly owned subsidiaries of Ameriprise Financial, Inc. and provides services independent from Ameriprise Financial Services, Inc., including Ameriprise Financial Services’ broker-dealer business.

Ameriprise Certificates are issued by Ameriprise Certificate Company and distributed by Ameriprise Financial Services, Inc. Member FINRA.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538.

Forward-Looking Statements

This news release contains forward-looking statements that reflect our plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. We have made various forward-looking statements in this report. Examples of such forward-looking statements include:

•                  statements of our plans, intentions, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy and consolidated tax rate;

•                  statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, equity market, and foreign exchange environments;

•                  changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation;

•                  our investment management performance and consumer acceptance of our products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  our capital structure including ratings and indebtedness, and limitations on subsidiaries to pay dividends;

•                  risks of default by issuers or guarantors of investments we own or by counterparties to hedge, derivative, insurance or reinsurance arrangements;

•                  experience deviations from our assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market volatility underlying our hedges on guaranteed benefit annuity riders;

•                  the impacts of our efforts to improve distribution economics and to grow third-party distribution of our products;

•                  our ability to realize benefits from tax planning; and

•                  general economic and political factors, including consumer confidence in the economy as well as the ability and inclination of consumers generally to invest, the costs of products and services we consume in the conduct of our business, and applicable legislation and regulation, including tax laws, tax treaties, fiscal and central government treasury policy, and regulatory rulings and pronouncements.

We caution you that the foregoing list of factors is not exhaustive. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1, Item 1A of our Annual Report on Form 10-K filed with the SEC on February 29, 2008.

The financial results discussed in this release represent past performance only, which may not be used to predict or project future results. For information about Ameriprise Financial entities, please refer to the First Quarter 2008 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this release.

Tables

Due to the magnitude of the market decline in the quarter, we have provided the following table to help the reader understand the impact on our first quarter results.

Ameriprise Financial, Inc.

Reconciliation Table:  Market Impacts

	Three months ended March 31,
	2008			2007
($ in millions except per share data, unaudited)	Pretax	After- tax(1)	Per share(2)	Pretax	After- tax(1)	Per share(3)

Income, as reported	$195	$191	$0.82	$216	$165	$0.68
Separation costs	—	—	—	85	55	0.22
Adjusted earnings	195	191	0.82	301	220	0.90
Net realized gains (losses)	(24)	(16)	(0.07)	9	6	0.02
Adjusted operating income	219	207	0.89	292	214	0.88

Market impacts - items estimated in 10-K (4)
Management fees	(22)	(14)	(0.06)	—	—	—
DAC and DSIC mean reversion	(27)	(18)	(0.08)	2	1	0.01
Total market impacts	(49)	(32)	(0.14)	2	1	0.01

Other market impacts
Short-term interest rates	(9)	(6)	(0.03)	—	—	—
VA rider hedge impact (5)	(7)	(5)	(0.02)	12	8	0.03
Hedge fund and seed money	(16)	(10)	(0.04)	10	6	0.02
Total other market impacts	(32)	(21)	(0.09)	22	14	0.05

Adjusted operating income excluding market impacts	300	260	1.12	268	199	0.82

Exceptional tax adjustments	—	38	0.16	—	—	—
Adjusted operating income excluding market impacts and exceptional tax adjustments	$300	$222	$0.96	$268	$199	$0.82

#                Variance of 100 percent or greater.

(1)             After-tax amount is calculated using the statutory tax rate of 35%.

(2)             After-tax per share impact is calculated using as the numerator the after-tax amount and as the denominator 231.5 million weighted average diluted shares outstanding.

(3)             After-tax per share impact is calculated using as the numerator the after-tax amount and as the denominator 244.1 million weighted average diluted shares outstanding.

(4)             See item 7A of our 2007 Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(5)             Includes a positive impact of SFAS 157; generally DAC impact is estimated at 50% of difference between change in asset and liability values.

Due to the magnitude of the market decline in the quarter, we have provided the following table to help the reader understand the impact on our first quarter results.

Ameriprise Financial, Inc.

Reconciliation Tables:  Market Impacts by Segment

	Three months ended March 31, 2008
($ in millions, unaudited)	Advice & Wealth Management	Asset Management	Annuities	Protection	Corporate & Other	Consolidated

Pretax income, as reported	$64	$18	$42	$102	$(31)	$195
Separation costs	—	—	—	—	—	—
Adjusted earnings	64	18	42	102	(31)	195
Net realized gains (losses)	—	—	(20)	(3)	(1)	(24)
Adjusted operating income	64	18	62	105	(30)	219

Market impacts - items estimated in 10-K(1)
Management fees	(6)	(10)	(5)	(1)	—	(22)
DAC and DSIC mean reversion	—	—	(25)	(2)	—	(27)
Total market impacts	(6)	(10)	(30)	(3)	—	(49)

Other market impacts
Short-term interest rates	(1)	—	(4)	—	(4)	(9)
VA rider hedge impact(2)	—	—	(7)	—	—	(7)
Hedge fund and seed money	—	(10)	—	—	(6)	(16)
Total other market impacts	(1)	(10)	(11)	—	(10)	(32)

Adjusted operating income excluding market impacts	$71	$38	$103	$108	$(20)	$300

(1)	See item 7A of our 2007 Annual Report on Form 10-K filed with the SEC on February 29, 2008.
(2)	Includes a positive impact of SFAS 157; generally DAC impact is estimated at 50% of difference between change in asset and liability values.

Due to the magnitude of the market decline in the quarter, we have provided the following table to help the reader understand the impact on our first quarter results.

Ameriprise Financial, Inc.

Reconciliation Tables:  Market Impacts by Segment

	Three months ended March 31, 2007
($ in millions, unaudited)	Advice & Wealth Management	Asset Management	Annuities	Protection	Corporate & Other	Consolidated

Pretax income, as reported	$56	$46	$118	$120	$(124)	$216
Separation costs	—	—	—	—	85	85
Adjusted earnings	56	46	118	120	(39)	301
Net realized gains (losses)	—	2	6	1	—	9
Adjusted operating income	56	44	112	119	(39)	292

Market impacts - items estimated in 10-K(1)
Management fees	—	—	—	—	—	—
DAC and DSIC mean reversion	—	—	2	—	—	2
Total market impacts	—	—	2	—	—	2

Other market impacts
Short-term interest rates	—	—	—	—	—	—
VA rider hedge impact	—	—	12	—	—	12
Hedge fund and seed money	—	4	—	2	4	10
Total other market impacts	—	4	12	2	4	22

Adjusted operating income excluding market impacts	$56	$40	$98	$117	$(43)	$268

(1)              See item 7A of our 2007 Annual Report on Form 10-K filed with the SEC on February 29, 2008.

Ameriprise Financial, Inc.

Segment Results

	Quarter Ended March 31,		%
(in millions, unaudited)	2008	2007	Change
Net revenues
Advice & Wealth Management	$936	$906	3%
Asset Management	355	411	(14)
Annuities	564	526	7
Protection	492	481	2
Corporate & Other	9	14	(36)
Eliminations	(270)	(311)	(13)
Total net revenues	2,086	2,027	3

Income (loss)
Advice & Wealth Management	64	56	14
Asset Management	18	46	(61)
Annuities	42	118	(64)
Protection	102	120	(15)
Corporate & Other	(31)	(39)	(21)
Pretax income before separation costs(1)	195	301	(35)
Income tax provision before tax benefit attributable to separation costs(1)	4	81	(95)
Income before separation costs(1)	191	220	(13)
Separation costs, after-tax(1)	—	55	#
Net income	$191	$165	16%

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%.

#                 Variance of 100 percent or greater.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Three Months Ended March 31, 2007
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total net revenues (GAAP measure)	$2,027	$—	$2,027	Total net revenues

Total expenses before separation costs	1,726	85	1,811	Total expenses

Pretax income before separation costs	301	(85)	216	Pretax income

Income tax provision before tax benefit attributable to separation costs(1)	81	(30)	51	Income tax provision

Income before separation costs(1)	220

Separation costs, after-tax(1)	55

Net income (GAAP measure)	$165		$165	Net income

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Segment Income Data to GAAP

(in millions, unaudited)	Three Months Ended March 31, 2007
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Net revenue (GAAP measure):
Advice & Wealth Management	$906	$—	$906
Asset Management	411	—	411
Annuities	526	—	526
Protection	481	—	481
Corporate & Other	14	—	14
Eliminations	(311)	—	(311)
Total net revenues (GAAP measure)	2,027	—	2,027	Total net revenues

Pretax income before separation costs:
Advice & Wealth Management	56	—	56
Asset Management	46	—	46
Annuities	118	—	118
Protection	120	—	120
Corporate and Other	(39)	(85)	(124)
Total pretax income before separation costs	301	(85)	216	Pretax income

Income tax provision before tax benefit attributable to separation costs(1)	81	(30)	51	Income tax provision

Income before separation costs(1)	220

Separation costs, after-tax(1)	55

Net income (GAAP measure)	$165		$165	Net income

(1)              For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Return on Equity Calculation for the 12 Months Ended March 31, 2008

(in millions, unaudited)	ROE	Adjustments	Adjusted ROE(1)

Return	$840	$99	$939

Equity	$7,696	$(29)	$7,667

Return on Equity	10.9%		12.2%

Ameriprise Financial, Inc.

Return on Equity Calculation for the 12 Months Ended March 31, 2007

(in millions, unaudited)	ROE	Adjustments	Adjusted ROE(1)

Return	$651	$246	$897

Equity	$7,597	$(215)	$7,382

Return on Equity	8.6%		12.2%

(1)                Adjusted return on equity calculated using adjusted earnings (income excluding non-recurring separation costs) in the numerator, and equity excluding equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

Return on equity calculations use the trailing twelve months’ return, and equity calculated using a five point average of quarter-end equity.

Ameriprise Financial, Inc.
Reconciliation Table: Ratio of Earnings to Fixed Charges

(in millions, unaudited)	Three Months Ended March 31, 2008

Ratio of Earnings to Fixed Charges(1)
Earnings	$229
Fixed charges	$37
Ratio of earnings to fixed charges	6.2	x

Ratio of Earnings to Fixed Charges without interest expense on non-recourse debt(1)
Earnings	$229
Interest expense on non-recourse debt:
Interest on debt of consolidated variable interest entities	—

Total earnings	$229

Fixed charges	$37
Interest expense on non-recourse debt:
Interest on debt of consolidated variable interest entities	—
Total fixed charges	$37
Ratio of earnings to fixed charges without interest expense on non-recourse debt	6.2	x

(1)              Ratio of Earnings to Fixed Charges is a ratio comprised of earnings divided by fixed charges. Earnings are defined as income before income tax provision, plus interest and debt expense, interest portion of rental expense, amortization of capitalized interest and adjustments related to equity investments and minority interests in consolidated entities. Fixed charges are defined as interest and debt expense, the interest portion of rental expense and capitalized interest. The ratio is also presented excluding the effect of interest on non-recourse debt of variable interest entities.

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

March 31, 2008

(in millions, unaudited)	GAAP Measure	Non-recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit(1)	Debt Less Non-recourse with Equity Credit(1)

Debt	$2,018	$18	$2,000	$375	$1,625

Capital	$9,599	$18	$9,581		$9,581

Debt to Capital	21.0%		20.9%		17.0%

(1)              The Company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

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© 2008 Ameriprise Financial, Inc. All rights reserved.